500 N. Broadway, Suite 204 Jericho, NY 11753 (tel) 516-937-2828 (fax) 516-937-2880 www.biometrx.net

FOR IMMEDIATE RELEASE

bioMETRX, Inc. Appoints J. Richard Iler as Chief Financial Officer and Director

JERICHO, New York - August 4, 2006 (PRNEWSWIRE) - bioMETRX, Inc. (OTC: BMRX: OB) announced today that J. Richard Iler has been named the new Chief Financial Officer of bioMETRX, Inc. and has been appointed to the Board of Directors, succeeding Frank Giannuzzi, who resigned to pursue other interests in the financial services industry.

Mr. Iler comes to bioMETRX, Inc. from SiriCOMM, Inc. (OTC: SIRC:OB), a publicly traded company, where he served as Chief Financial Officer and a member of the Board of Directors. Mr. Iler has extensive experience in the capital markets and had previously served as a managing director of a private equity fund’s portfolio companies. From 1998 through 2001, Mr. Iler served as Chief Financial Officer and Corporate Development Officer of United American e-Health Technologies where he assisted in raising capital, merger completion and preparation of regulatory filings. Mr. Iler graduated from Grand Valley State University in Allendale, Michigan with a B.S. and attended South Texas College of Law in Houston, Texas.

“We are delighted to have a person with Rick’s broad financial and corporate governance background join our team,” said Mark R. Basile, founder and CEO of bioMETRX, Inc. “We are confident that Rick’s proven skills in management consulting and investor relations will complement bioMETRX, Inc’s management team.”

In addition, bioMETRX, Inc. announced that it has commenced a search for two (2) independent directors who have the financial and accounting qualifications necessary to serve on the Company’s Audit Committee.

About bioMETRX, Inc.

bioMETRX, Inc. through its wholly owned subsidiaries, designs, develops and markets biometrics-based products to the consumer, health information, medical devices and small business markets under the common brand name - smartTOUCH™. ; bioMETRX Technologies, Inc. which was acquired in May, 2005 designs and engineers biometrics-based products for the home security, consumer electronics, medical products and patient medical information markets; smartTOUCH Consumer Products, Inc. tests and markets the company’s biometrically secured garage door openers, thermostats, deadbolts and home alarm keypads and, smartTOUCH Medical, Inc., designs, tests and markets biometrically secured medical crash carts, rolling medicine carts, portable patient medical information devices and, security and retrieval systems for electronic medical records. bioMETRX, Inc.’s entire product line is branded under the trade name “smartTOUCH™”. For more information on bioMETRX and/or the company’s smartTOUCH line of products including the Garage Door Opener, visit the Company website at http://www.biometrx.net

Safe Harbor Statement: Forward-looking statements in this release with respect to bioMETRX’ business, financial condition and results of operations, as well as matters of timing and the prospective terms of the transaction described are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond bioMETRX’ control with respect to market acceptance of their technology and/or products, whether financing will be available, the effect of the application of acquisition accounting policies as well as certain other risk factors which are and may be detailed from time to time in bioMETRX’s filings with the Securities and Exchange Commission.

Contact:	Kim Cerminaro Publicity & Marketing Coordinator 516-937-2828 kcerminaro@biometrx.net